Proxy materials filed with the Securities and Exchange Commission must include a cover page in the form indicated below in Schedule 14A and the appropriate box on the cover page must be checked to indicate the type of filing.

Please mark up the template below for your filing.

--------------------------------------------------------------------------------


                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               The Rouse Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               The Rouse Company
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X]  No filing fee needed.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     (4) Proposed maximum aggregate value of transaction:

---------
*Set forth the amount on which the filing is calculated and state how it was determined.


[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:



Notes:

                               THE ROUSE COMPANY

                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE HOLDERS OF COMMON STOCK:

  The Annual Meeting of Stockholders of The Rouse Company is called to be held on Thursday, May 15, 1997, at 11:00 a.m. at The Rouse Company Building, Columbia, Maryland, for the following purposes:

  (a) Election of directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify;

  (b) Consideration of a proposal by the Board of Directors to approve the issuance of Common Stock under the Contingent Stock Agreement entered into in connection with the acquisition of The Hughes Corporation and Howard Hughes Properties, Limited Partnership in amounts exceeding 20% of the number of shares of Common Stock outstanding immediately prior to such acquisition (THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL);

  (c) Consideration of a proposal by the Board of Directors to approve The Rouse Company 1997 Stock Incentive Plan (THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL); and

  (d) Consideration of such other business as may properly come before the meeting.

  Holders of Common Stock of the Company as of the close of business on March 3, 1997 will be entitled to notice of, and to vote at, the meeting. The stock transfer books will not be closed.

  For the convenience of stockholders, a form of proxy is enclosed. You are urged to complete and return the proxy.

                                          By Order of the Board of Directors

                                             Bruce I. Rothschild
                                                  Secretary

April  , 1997

                               THE ROUSE COMPANY

                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456

                                PROXY STATEMENT

                (FIRST MAILED TO STOCKHOLDERS ON APRIL  , 1997)

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Rouse Company (the "Company") to be voted at the Annual Meeting of Stockholders on May 15, 1997 and at any adjournment or adjournments thereof (the "meeting"). The solicitation of proxies generally will be by mail and by directors, officers and regular employees of the Company. In some instances, solicitation may be made by telephone, telegraph or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies from stockholders for a fee of approximately $7,000 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

  Each properly executed proxy will be voted in accordance with the instructions marked on it. In the absence of specific instructions, a proxy will be voted for the election of directors and nominees listed in the Proxy Statement, in accordance with the Board of Directors' recommendation as to any proposal listed in the Proxy Statement and in the best discretion of the proxy holders as to any other matters, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the meeting or any adjournment or adjournments thereof.

  Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy. Such right of revocation is not limited or subject to compliance with any formal procedure.

  Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock of the Company ("Common Stock") present in person or represented by proxy at the meeting, at which a quorum is present. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting, with a quorum present, is required for approval of the proposals set forth in Exhibits A and C to this Proxy Statement, and New York Stock Exchange Rule 312.05 further requires that the total vote cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. For purposes of approval of the proposals, abstentions are treated as present and entitled to vote on the matter and have the effect of a vote against the proposal, and broker non-votes are not considered to be votes cast.

  On March 3, 1997, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, the Company had outstanding and entitled to vote 66,797,221 shares of Common Stock, par value $.01 per share. This class of stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the meeting and any adjournment or adjournments thereof.

  The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1996, has been mailed to all stockholders with this Proxy Statement. You may receive, without charge, a copy of the Company's 1996 Form 10-K as filed with the Securities and Exchange Commission by contacting David L. Tripp, Vice President and Director of Investor Relations, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456.

                   ELECTION OF DIRECTORS AND RELATED MATTERS

  It is proposed that 12 directors be elected at the meeting, each to serve until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

  In connection with the consummation in June 1996 of the merger with The Hughes Corporation ("Hughes"), the Company entered into a Contingent Stock Agreement (the "Agreement") under which the owners of Hughes (the "Hughes Owners") received rights to future distributions of Common Stock as part of the consideration in the merger. Under the Agreement, as long as the Hughes Owners own at least 5% of the outstanding shares of Company Common Stock (but in no event for longer than 10 years), the Hughes Owners will be entitled, through certain representatives, to designate an individual for election to the Company's Board. Mr. Lummis was designated under this provision to serve as a director.

  If one or more of the nominees for director is unable to serve for any reason or if a vacancy otherwise exists on the Board of Directors, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice.

  Certain information as to the nominees follows:

  David H. Benson, age 59, has been a member of the Company's Board since 1987. Mr. Benson is a member of the Board of Kleinwort Benson Group plc, a bank holding company. He is also Chairman of the Board of Kleinwort Charter Investment Trust plc and Trustee of The Pilot Funds, both of which are investment management companies. Previously, Mr. Benson was Vice Chairman of the Board of Kleinwort Benson Group plc. Mr. Benson is a director of British Gas plc, The Dover Corporation, Harrow Corporation, Kleinwort Benson U.S.A. Inc., Leach International, Inc. and Marshall Cavendish Ltd. He is also a Trustee of the Charities Official Investment Fund and the Edward James Foundation.

  Jeremiah E. Casey, age 57, has been a member of the Company's Board since 1990. Mr. Casey is Chief Executive, USA, of Allied Irish Banks plc, and Chairman of the Board of First Maryland Bancorp and its banking subsidiaries. Mr. Casey is a director of Allied Irish Banks plc and a director of the Federal Reserve Bank of Richmond, Baltimore Branch. In addition, he is a director of the Children's Research and Healing Center, Inc., Ireland-United States Council for Commerce & Industry, Inc., Irish Educational Development Foundation, Inc., The Kennedy Kreiger Institute, Inc., the Atlantic Council of the United States and The World Trade Center Institute. Mr. Casey also is a Trustee of both Mercy Medical Center and The Walters Art Gallery.

  Anthony W. Deering, age 52, has been a member of the Company's Board since 1993. Mr. Deering is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was President and Chief Executive Officer of the Company; President and Chief Operating Officer of the Company; Executive Vice-President, Finance and Administration and Chief Financial Officer of the Company; and Senior Vice-President and Chief Financial Officer of the Company. Mr. Deering is a director of T. Rowe Price Fixed Income and International Mutual Funds. He is a Trustee of the Baltimore Museum of Art, the Friends School of

Baltimore and the Parks and People Foundation of The Foundation for Baltimore Recreation and Parks. Mr. Deering also is Chairman of the Mayor's Business Advisory Council of the City of Baltimore and a member of the Board of Directors of the Greater Baltimore Committee.

  Rohit M. Desai, age 58, has been a member of the Company's Board since 1980. Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated ("DCMI"), a specialized investment firm managing assets of various institutional clients. Mr. Desai is also a director of Sunglass Hut International, Inc. and Finlay Enterprises, Inc.

  Mathias J. DeVito, age 66, has been a member of the Company's Board since 1972. Mr. DeVito is Chairman Emeritus of the Board. Previously, he was Chairman of the Board of the Company and, prior to that, he was Chairman of the Board and Chief Executive Officer of the Company. Mr. DeVito is a director of Allied Irish Banks plc, First Maryland Bancorp and USAir Group, Inc. He is Chairman of the Board of the Baltimore Empowerment Management Corporation and a member of the Advisory Board of Equity-Linked Investors, II. Mr. DeVito also is a Trustee of the Maryland Institute, College of Art.

  Juanita T. James, age 44, has been a member of the Company's Board since 1989. Ms. James is Senior Vice-President of Finance and Operations at Doubleday Direct, Inc. Previously she was Senior Vice-President of the Book-of-the-Month Club, Inc., a subsidiary of Time Warner Inc., and President and Chief Executive Officer of Time-Life Libraries, Incorporated. Ms. James is a Charter Trustee of Princeton University and a member of the Advisory Council of both the National Urban League and the National Coalition of 100 Black Women. She is also president of the Parent Teacher Organization, Toquam School, Stamford Public Schools.

  William R. Lummis, age 68, has been a member of the Company's board since 1996. Mr. Lummis is a private investor and was Chairman of the Board of The Hughes Corporation ("Hughes") from 1976 until June 12, 1996. He served as Chief Executive Officer of Hughes from 1977 until 1990. Mr. Lummis has served as administrator of the Estate of Howard R. Hughes, Jr. since 1976. He is a trustee of the Howard Hughes Medical Institute and is affiliated with Glenwood Cemetery, Inc. and The Brown Foundation.

  Thomas J. McHugh, age 65, has been a member of the Company's Board since 1980. Mr. McHugh is President of McHugh Associates, Inc., a registered investment adviser. Mr. McHugh is a director of Philadelphia Consolidated Holding Corp. and is Vice Chairman and Trustee of St. Joseph's University.

  Hanne M. Merriman, age 55, has been a member of the Company's Board since 1992. Ms. Merriman is a Retail Business Consultant for Hanne Merriman Associates, a retail consulting firm. Previously, she was President and Chief Operating Officer of Nan Duskin, Inc., a women's specialty store. Ms. Merriman is a director of AnnTaylor Stores Corporation, CIPSCO Incorporated, State Farm Mutual Automobile Insurance Company, T. Rowe Price Mutual Funds and USAir Group, Inc. She is also a Trustee of the American-Scandinavian Foundation and a member of the National Women's Forum.

  Roger W. Schipke, age 60, has been a member of the Company's Board since 1992. Mr. Schipke, a private businessman, previously was Chairman of the Board and Chief Executive Officer of the Sunbeam Corporation and, prior to that, Chairman of the Board, President and Chief Executive Officer of The Ryland Group, Inc. Mr. Schipke is a director of The Brunswick Corporation, Legg Mason, Inc. and Oakwood Homes Corporation. He is also director and treasurer of The Schipke Family Foundation, Inc. and part owner of Colts Ltd.

  Alexander B. Trowbridge, age 67, has been a member of the Company's Board since 1985. Mr. Trowbridge is President of Trowbridge Partners, Inc., a corporation that engages in the consulting business. Mr. Trowbridge is a director of The Gillette Co., Harris Corp., ICOS Corp., New England Mutual Life Insurance Co., PHH Corporation, Sun Company, Inc., Sun Resorts International Ltd., and WMX Technologies, Inc. He also serves as a director of several publicly owned mutual funds managed by Warburg Pincus Counsellors, Inc. Mr. Trowbridge is a Trustee of both The Aspen Institute and Phillips Academy Andover.

  Gerard J. M. Vlak, age 63, has been a member of the Company's Board since 1996. Mr. Vlak is an Investment Advisor for North America Stichting Pension Fund ABP. He serves as a board member for Icon International, a private company. He is a director of both BJB Investment Funds and Bank Julius Baer. Mr. Vlak is also a board member and member of the Education/Scholarship Committee, The Netherland-America Foundation.

  Please Note:

  (1) There exist no family relationships between any of the director-nominees or between any of such nominees and any executive officer of the Company.

  (2) All corporations identified have securities registered under the Securities Exchange Act of 1934, as amended, except for non-profit organizations, the companies identified with respect to Mr. Benson with the exception of British Gas plc, and New England Mutual Life Insurance Co. and State Farm Mutual Automobile Insurance Company, both of which are mutual insurance companies.

  The Board of Directors has established three permanent committees of the Board--the Audit, Executive and Personnel Committees--to perform certain designated functions.

  The Audit Committee, composed of Messrs. Desai (Chairman), Benson, Lummis, Schipke and Vlak and Ms. Merriman, recommends to the Board of Directors the appointment of the Company's independent certified public accountants, reviews the year-end financial statements and related matters with management and the Company's independent certified public accountants and independent real estate consultants, reviews the Company's Form 10-K Annual Report filed with the Securities and Exchange Commission and reviews such accounting and auditing issues concerning the Company and its subsidiaries and affiliates as may be deemed appropriate. The Audit Committee held four meetings during 1996.

  The Executive Committee, composed of Messrs. DeVito (Chairman), Casey, Deering, Desai, Lummis, McHugh and Trowbridge and Ms. James, takes action with respect to approved projects and corporate financings of the Company, such special matters as may be delegated to it by the Board and any other appropriate matters that arise between Board meetings. In addition, this Committee serves as a nominating committee. In this capacity, the Executive Committee determines the criteria and qualifications for membership on the Board of Directors, develops an orderly process for nominating persons to fill vacancies on the Board, considers nominees for election to the Board and makes recommendations regarding the compensation of directors. Stockholders may submit to the Secretary of the Company names of nominees for membership on the Board of Directors to be considered by the Executive Committee. Section 2.05 of the Company's Bylaws generally provides that nominations shall be made not more than 90 days nor less than 60 days before the scheduled date of a stockholders meeting at which directors are to be elected and specifies information that the stockholder must provide at the time of the nomination. The Executive Committee held one meeting during 1996.

  The Personnel Committee, composed of Messrs. McHugh (Chairman), Casey and Trowbridge and Ms. James, reviews and makes recommendations to the Board regarding the compensation programs of the Company, including the compensation of its executive officers, and reviews and approves grants under the Company's stock incentive plans. See "Personnel Committee Report on Executive Officer Compensation" below. This Committee also has certain responsibilities with respect to the Company's Pension Plan, including general oversight of the investment of Pension Plan assets and approval of amendments to the Pension Plan that do not significantly increase the Company's funding costs or that are required under federal or state law. In addition, the Personnel Committee has general oversight responsibility for The Rouse Company Supplemental Retirement Benefit Plan. The Personnel Committee held six meetings during 1996.

  During 1996, the Board of Directors of the Company held four meetings in addition to the eleven meetings held by Board Committees. During their respective terms as directors, all directors of the Company attended 75% or more of the aggregate of all Board meetings and all meetings of Committees of which they were a member.

  The following table sets forth the number of shares of Common Stock beneficially owned by each named executive officer (see Summary Compensation Table below), director of the Company, by all directors and executive officers of the Company as a group and by all persons, to the knowledge of the Company, beneficially owning more than five percent (5%) of Company Common Stock. To the knowledge of the Company, no person beneficially owns more than five percent (5%) of the Series B Convertible Preferred Stock of the Company. No named executive officer or director of the Company owns any shares of the Series B Convertible Preferred Stock of the Company.

                     EQUITY SECURITIES BENEFICIALLY OWNED
                               ON MARCH 3, 1997

                                                  COMMON STOCK
                                              ---------------------------
                                                              PERCENT OF
      NAME OF BENEFICIAL OWNER                NUMBER OF         SHARES
         OR IDENTITY OF GROUP                  SHARES         OUTSTANDING
      ------------------------                ---------       -----------
EXECUTIVE OFFICERS(1)
Anthony W. Deering...........................   665,031(2)            (3)
Jeffrey H. Donahue...........................   112,510               (3)
Douglas A. McGregor..........................   513,875               (3)
Robert Minutoli..............................    85,430               (3)
Jerome D. Smalley............................    93,512               (3)
DIRECTORS(4)
David H. Benson..............................     9,350(4)(5)         (3)
Jeremiah E. Casey............................    11,500(4)            (3)
Anthony W. Deering........................... See above        See above
Rohit M. Desai............................... 1,103,906(4)(6)       1.64%
Mathias J. DeVito............................   867,471(4)(7)       1.28%
Juanita T. James.............................     8,200(4)            (3)
William R. Lummis............................   151,869(4)(8)         (3)
Thomas J. McHugh.............................    18,000(4)            (3)
Hanne M. Merriman............................     8,500(4)            (3)
Roger W. Schipke.............................    14,500(4)            (3)
Alexander B. Trowbridge......................     8,450(4)            (3)
Gerard J. M. Vlak............................     5,000(4)            (3)
All executive officers and directors as a
 group (22 persons).......................... 4,318,080(9)          6.39%

                                                      COMMON STOCK
                                                  -------------------------
                                                                PERCENT OF
    NAME OF BENEFICIAL OWNER                      NUMBER OF       SHARES
      OR IDENTITY OF GROUP                         SHARES       OUTSTANDING
    ------------------------                      ---------     -----------
NAME AND ADDRESS OF 5%
HOLDERS OF COMMON STOCK
Algemeen Burgerlijk Pensioenfonds................ 4,593,800(10)    6.88%
Oude Lindestraat 70
Postbus 2980, 6401 DL Heerlen
The Netherlands
Cohen & Steers Capital Management, Inc........... 4,299,900(11)    6.44%
757 Third Avenue
New York, New York 10017
FMR Corp......................................... 5,461,368(12)    8.18%
82 Devonshire Street
Boston, Massachusetts 02109-3614
Franklin Resources, Inc. ........................ 3,862,564(13)    5.80%
P.O. Box 7777
777 Mariners Island Boulevard
San Mateo, California 94403-7777

--------
 (1) With respect to the named executive officers of the Company, includes (i) 319,558 shares of Common Stock subject to stock options granted under the Company's 1985 and 1990 Stock Option Plans and 1994 Stock Incentive Plan that either are presently exercisable or will become exercisable within 60 days of March 3, 1997, (ii) with respect to such named executive officers' accounts under The Rouse Company Savings Plan as of February 5, 1997, 8,133 shares of Common Stock, and (iii) 5,589 shares of Common Stock that are issuable if the Company's 5 3/4% Convertible Subordinated Debentures due 2002 that are beneficially held by a named executive officer were converted. Also includes 35,040 shares of Common Stock owned directly or indirectly by spouses of named executive officers, children who share the same residence and certain other family members, as to which shares the named executive officers in some instances disclaim beneficial ownership. Unless otherwise indicated below, and with the exception of shares owned by spouses, children and certain other family members, each of the beneficial owners indicates that he has sole voting and dispositive powers.

 (2) Includes 5,589 shares of Common Stock that are issuable if the Company's 5 3/4% Convertible Subordinated Debentures due 2002 that are beneficially held by Mr. Deering were converted. Includes 171,159 shares that are owned by the Deering Family Limited Partnership of which Mr. Deering is a Trustee and has shared voting and dispositive powers. Includes 67,438 shares that are owned by a Foundation of which Mr. Deering is the Trustee. Mr. Deering disclaims beneficial ownership of the shares that are owned by the Foundation.

 (3) Beneficial ownership does not exceed one percent of the shares of Common Stock outstanding.

 (4) Includes 8,000 shares of Common Stock subject to stock options granted under the Company's 1994 Stock Incentive Plan to each non-employee director, except for Mr. DeVito, who received two 1,000-share stock option grants since he attained non-employee status in February 1995, and Messrs. Lummis and Vlak, who each received a 5,000-share stock option grant upon his initial election as a director in June and September, 1996, respectively. All of the options are presently exercisable.

 (5) Includes 450 shares of Common Stock owned directly by Mr. Benson's spouse, as to which shares he disclaims beneficial ownership. Mrs. Benson has sole voting and dispositive power with respect to such shares. Does not include 114,525 shares of Common Stock that, as of March 3, 1997, are owned and held in accounts managed by Kleinwort Benson Investment Management Limited or its affiliates, all of which are subsidiaries of Kleinwort Benson Group plc. Mr. Benson is a member of the Board of Kleinwort Benson Group plc. Mr. Benson has no voting or dispositive power with respect to such shares and disclaims beneficial ownership of them.

 (6) Includes 1,500 shares directly owned by Mr. Desai and 8,000 shares of Common Stock subject to stock options referenced in Footnote (4) above. Mr. Desai disclaims beneficial ownership as to all other shares. Desai Capital Management Incorporated, of which Mr. Desai is Chairman of the Board and President, has dispositive power on behalf of clients with respect to 1,094,406 shares of Common Stock.

 (7) Includes 148,100 shares that are in trusts for Mr. DeVito's children and other descendants and as to which shares Mr. DeVito has no voting or dispositive power. Also includes 14,300 shares that are owned by a Foundation of which Mr. DeVito is a Trustee and has shared voting and dispositive power. Mr. DeVito disclaims beneficial ownership of the shares in both the trusts and the Foundation.

 (8) Includes 146,869 shares of Common Stock that represents Mr. Lummis' interest in THC Partners, a Texas general partnership. THC Partners held 5,366,599 shares of Rouse Company Common Stock at December 31, 1996.

 (9) Includes 758,041 shares of Common Stock subject to stock options granted under the Company's 1985 and 1990 Stock Option Plans and 1994 Stock Incentive Plan that either are presently exercisable or will become exercisable within 60 days of March 3, 1997. With respect to executive officers' accounts under The Rouse Company Savings Plan as of February 5, 1997, includes 31,374 shares of Common Stock. Also includes 5,589 shares of Common Stock that are issuable if the Company's 5 3/4% Convertible Subordinated Debentures due 2002 that are attributable to an executive officer were converted. Does not include 114,525 shares of Common Stock of the Company that, as of March 3, 1997, are owned and held in accounts managed by Kleinwort Benson Investment Management Limited or its affiliates, all of which are subsidiaries of Kleinwort Benson Group plc. See Footnote (5) above.

(10) Represents shares beneficially held as of December 31, 1996 by Algemeen Burgerlijk Pensioenfonds, which has sole voting and dispositive power with respect to 4,381,000 shares and no voting or dispositive power with respect to 212,800 shares.

(11) Represents shares beneficially held as of February 11, 1997 by Cohen & Steers Capital Management Inc., which has sole voting power with respect to 3,727,600 shares and sole dispositive power with respect to all 4,299,900 shares.

(12) Represents shares beneficially held as of December 31, 1996 by FMR Corp., which has sole voting power with respect to 204,015 shares and sole dispositive power with respect to all 5,461,368 shares.

(13) Represents shares beneficially held as of December 31, 1996 by Franklin Resources, Inc., which includes 349,974 shares of Common Stock that are issuable if the Company's 5 3/4% Convertible Subordinated Debentures due 2002 were converted. Franklin Resources, Inc. has sole voting and dispositive power with respect to all 3,862,564 shares.

                         PERSONNEL COMMITTEE REPORT ON
                        EXECUTIVE OFFICER COMPENSATION

  The Personnel Committee of the Board of Directors (the "Committee") is pleased to present its report on executive compensation for 1996. The Committee is composed of four outside directors of the Company and is responsible for reviewing and making recommendations to the Board generally with respect to the compensation of the Company's executive officers. During 1996, the Board of Directors reviewed these recommendations and approved all executive compensation actions or concurred in the Committee's actions.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

  The Company has developed an overall compensation program and specific compensation plans which are designed to enhance corporate performance and stockholder value by aligning the financial interests of executives with those of its stockholders. This linkage is established by tying a significant portion of executive compensation to the Company's success in meeting specified performance objectives adopted annually as described below. In pursuit of these objectives, the Company's compensation program is designed to attract to the Company and retain the best possible executive talent; to motivate these executives to achieve specific performance goals which are integral to the Company's business plan approved by its Board of Directors; to reinforce and link executive and stockholder interests through equity-based plans; and to recognize individual performance. The goal is for Company compensation to be within the top quartile of compensation for comparable companies.

  The Committee has primary responsibility for evaluating the Company's compensation program and specific compensation plans and establishing policies that meet the objectives described above. In 1993 a comprehensive review of the Company's compensation program was conducted by William M. Mercer, Incorporated (the "Compensation Consultant"). The review included a comprehensive study of compensation practices in the real estate industry generally and in twelve major real estate firms deemed to be most comparable to the Company (including four firms that are included in the peer group used in the current Performance Graph) and nine real estate investment trusts (REITs) with assets that include retail centers. The study also included the executive compensation practices of national corporations whose comparability is based on asset size and market capitalization. References in this report to "comparable companies," "competitive pay," "competitive ranges" and the like refer to the comparison groups described above.

  The Committee reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and the other executive officers of the Company. The Committee considers the performance of the Company in its industry, an individual's circumstances and the Compensation Consultant's periodic recommendations. With respect to the Chief Executive Officer, the Committee also considers the Compensation Consultant's recommended parameters for salary, bonus level and long-term incentive stock compensation. Except with respect to stock options, the Board provides the final approval for the compensation of all executive officers, including the Chief Executive Officer.

  In reviewing the individual performance of the Company's executive officers (other than the Chief Executive Officer), the Committee and the Board consider the views of the Chief Executive Officer to whom these officers are responsible. The Committee concurred in Mr. Deering's recommendations with respect to proposed salaries, bonuses and incentive stock grants for the executive officers for 1996, which were then approved by the Board.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

  The principal elements of the Company's executive compensation program consist of both annual and long-term programs and include base salary and annual incentive cash bonus, and at appropriate intervals, long-term incentive compensation in the form of stock option and stock bonus grants. The Company also provides medical, pension and other fringe benefits generally available to Company employees.

BASE SALARIES

  Base salaries for executive officers are determined by periodically evaluating the responsibilities of the position held and the experience and performance of the individual, and aligning such salaries based on periodic independent compensation consultant recommendations with respect to the competitive marketplace for executive talent and the relative overall corporate performance of the Company in relation to its competitors in the industry. Salary adjustments, if any, are determined by the Board, upon recommendation from the Chief Executive Officer and the Committee, by evaluating the performance of the Company and its executive officers, taking into account any additional or new responsibilities assumed by individual executive officers in connection with promotions or organizational changes.

ANNUAL INCENTIVE BONUS

  The Company's executive officers and other key persons are eligible for an annual cash bonus under the Incentive Compensation Plan. Under the Plan, the bonus awards of the executive officers are based in whole or in part upon the Company's annual corporate objectives as evaluated by the Board, with consideration given to individual performance. The Board also may grant special bonus awards in exceptional cases based upon extraordinary performance.

  Each year, a challenging set of corporate performance objectives, assigned individual relative weightings, is recommended by the Chief Executive Officer and approved by the Board of Directors. These Board-approved objectives place heavy emphasis (72 1/2%) on earnings results and financial position, including specific earnings targets for total corporate and individual business segment Earnings Before Depreciation and Deferred Taxes ("EBDDT") as well as land sales and income property earnings. Additional corporate objectives (totalling 27 1/2%) included specific strategic near- and long-term objectives for 1996.

LONG-TERM INCENTIVE STOCK PLANS

  The purpose of the Company's long-term incentive stock plans has been to provide a meaningful equity interest in the Company to senior Company executives and other key executives in a format that is designed to motivate these executives and align their financial interests with those of stockholders.

STOCK BONUS AWARDS

  The Board of Directors is authorized to grant stock bonus awards and make related loans upon such terms and conditions as it may approve. These grants are made following review by and upon recommendation of the Chief Executive Officer and the Committee, which have available the services of independent compensation specialists. In making grants, the Committee principally considers the amounts and terms of stock bonus awards for the preceding three years together with approved ranges of annualized values using formula guidelines recommended by the Compensation Consultant. The awards are subject to restrictions that lapse over time and that may cause forfeiture of the applicable shares if the executive voluntarily leaves the employ of the Company.

In conjunction with these restricted stock grants, the Company makes loans to recipients, subject to forgiveness in annual installments dependent upon continued employment in the Company.

STOCK OPTIONS

  Stock options are granted by the Committee using approved award size criteria and based upon market data, the prior grant history for each person, independent consultants' advice and management's recommendations. Stock options are granted with an exercise price equal to the market price of the Common Stock and typically are subject to vesting over a three- to five-year period. Stock options thus are designed to align the interests of executives with those of Company stockholders, since no benefit inures to the employee unless the stock price increases.

CHIEF EXECUTIVE OFFICER COMPENSATION

  For 1996, the compensation of Mr. Deering was determined by the Committee and approved by the Board in conformance with the policies described above for executive officers. Mr. Deering received an increase in his 1996 salary to $725,000. The new salary was recommended by the Committee and approved by the Board based on Mr. Deering's performance. In addition, the Committee and the Board determined, based on their review of the 1996 corporate performance objectives described above, that the Company had achieved excellent results for the year, meeting or significantly exceeding its targeted objectives. Based on these results, the Board awarded to Mr. Deering a bonus of $900,000. There were no other changes in Mr. Deering's compensation during 1996.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION EXPENSE UNDER FEDERAL TAX LAWS

  The Committee has considered the impact of provisions of the Internal Revenue Code of 1986 (the "Code") that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company's Chief Executive Officer and its four other most highly compensated officers. This disallowance provision does not apply to performance-based compensation, and the Company expects that this provision will not limit its tax deductions for executive compensation in the near term.

                                          Thomas J. McHugh,
                                           Chairman
                                          Jeremiah E. Casey
                                          Juanita T. James
                                          Alexander B. Trowbridge

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1996, 1995 and 1994 of those persons who were the Chief Executive Officer and the four other most highly compensated officers of the Company in 1996. The amounts reported below under the columns captioned "Salary," "Bonus," "Restricted Stock Awards" and "Securities Underlying Options" are payable under and in accordance with the Company's annual and long-term compensation plans as described above in the "Personnel Committee Report on Executive Officer Compensation." No stock appreciation rights ("SARs") were granted during 1994-1996, nor have any SARs been granted at any time in prior years.

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                          COMPENSATION
                                  ANNUAL COMPENSATION        AWARDS
                                  ------------------- ---------------------------
                                                      RESTRICTED       SECURITIES
                                                        STOCK          UNDERLYING  ALL OTHER
                                   SALARY              AWARD(S)         OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR    ($)    BONUS ($)    ($)              (#)         ($)
---------------------------  ---- ------------------- ----------       ---------- ------------
Anthony W. Deering
Chairman of the Board,       1996   725,000   900,000      None            None     579,538(4)
President and Chief Ex-      1995   625,000   520,313 3,725,000(1)         None     196,202(5)
ecutive Officer(1)           1994   500,000   412,500      None          50,000     190,721(6)
Douglas A. McGregor
Executive Vice-President
for                          1996   475,000   450,000 1,291,875(2)(3)    75,000     125,113(4)
Development and Opera-       1995   430,000   298,334      None            None     120,263(5)
tions                        1994   400,000   300,000      None          30,000      61,677(6)
Jeffrey H. Donahue
Senior Vice-President        1996   290,000   165,300   695,625(2)(3)    50,000      51,163(4)
and                          1995   260,000   139,490      None            None      50,240(5)
Chief Financial Officer      1994   240,000   134,400      None          22,500       7,246(6)
Robert Minutoli
Senior Vice-President        1996   290,000   230,000   695,625(2)(3)    50,000      75,819(4)
and                          1995   250,000   134,125      None            None      96,756(5)
Director of New Business     1994   220,000   112,200      None          22,500      46,636(6)
Jerome D. Smalley            1996   290,000   230,000   695,625(2)(3)    50,000      74,578(4)
Senior Vice-President        1995   250,000   138,750      None            None      95,517(5)
and                          1994   220,000   122,100      None          22,500      45,992(6)
Director of the Commer-
cial
Development Division

--------
(1) During 1994 and early 1995, Mr. Deering was President and Chief Operating Officer of the Company. Mr. Deering was elected President and Chief Executive Officer on February 23, 1995 and Chairman of the Board on February 25, 1997. Upon Mr. Deering's assumption of the role of Chief Executive Officer of the Company, the Board of Directors, acting pursuant to the Company's 1994 Stock Incentive Plan, awarded Mr. Deering 200,000 shares of Common Stock (the "1995 Bonus Shares"). Ownership of the 1995 Bonus Shares vests 20% on January 2nd in each of the years 1996, 1997, 1998, 1999 and 2000. Any 1995 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of the Company). Dividends are paid on the restricted shares. As of December 31, 1996, Mr. Deering had aggregate restricted shareholdings of 232,500 shares of Common Stock having a value, based on the value of the Company's shares on that date, of $7,381,875.

(2) In February, 1996, the Board of Directors, acting pursuant to the Company's 1994 Stock Incentive Plan, awarded Mr. McGregor 65,000 shares of Common Stock and Messrs. Donahue, Minutoli and Smalley 35,000 shares each of Common Stock (the "1996 Bonus Shares"). Ownership of the 1996 Bonus Shares vests 25% on February 22nd in each of the years 1998, 1999, 2000 and 2001. Any 1996 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of the Company). Dividends are paid on the restricted shares.

(3) As of December 31, 1996, Mr. McGregor had aggregate restricted shareholdings of 97,500 shares of Common Stock having a value, based on the value of the Company's shares on that date, of $3,095,625; Mr. Donahue had aggregate restricted shareholdings of 43,750 shares of Common Stock having a value, based on the value of the Company's shares on that date, of $1,389,062; and Messrs. Minutoli and Smalley each had aggregate restricted shareholdings of 46,250 shares of Common Stock having a value, based on the value of the Company's shares on that date, of $1,468,437.

(4) Includes installments on loans by the Company relating to restricted stock awards under the Company's 1990 Stock Bonus Plan and 1994 Stock Incentive Plan and stock option grants under the Company's 1985 Stock Option Plan. Installments were forgiven by the Company during 1996 in the amount of $555,625 as to Mr. Deering, $109,375 as to Mr. McGregor, $41,563 as to Mr. Donahue, $66,254 as to Mr. Minutoli and $65,013 as to Mr. Smalley. Also includes matching contributions under the Company's non-qualified Excess Savings Plan in the amount of $23,913 as to Mr. Deering, $15,738 as to Mr. McGregor, $9,600 as to Mr. Donahue and $9,565 as to Messrs. Minutoli and Smalley.

(5) Includes installments on loans by the Company relating to restricted stock awards under the Company's 1985 and 1990 Stock Bonus Plans. Installments were forgiven by the Company during 1995 in the amount of $175,625 as to Mr. Deering, $109,375 as to Mr. McGregor, $41,563 as to Mr. Donahue, $88,452 as to Mr. Minutoli and $87,213 as to Mr. Smalley. Also includes matching contributions under the Company's 401(k) Savings Plan and non-qualified Excess Savings Plan in the aggregate amounts of $20,577 as to Mr. Deering, $10,888 as to Mr. McGregor, $8,677 as to Mr. Donahue, and $8,304 as to both Messrs. Minutoli and Smalley.

(6) Includes installments on loans by the Company relating to restricted stock awards under the Company's 1985 and 1990 Stock Bonus Plans. Installments were forgiven by the Company during 1994 in the amount of $175,625 as to Mr. Deering, $50,000 as to Mr. McGregor, $39,994 as to Mr. Minutoli and $39,350 as to Mr. Smalley. Also includes matching contributions under the Company's 401(k) Savings Plan and non-qualified Excess Savings Plan in the aggregate amounts of $15,096 as to Mr. Deering, $11,677 as to Mr. McGregor, $7,246 as to Mr. Donahue and $6,642 as to both Messrs. Minutoli and Smalley.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

  The following table summarizes information relating to stock option grants during 1996 to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted at any time under the Company's Stock Option and Stock Incentive Plans.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                          NUMBER OF
                          SECURITIES  % OF TOTAL
                          UNDERLYING   OPTIONS
                           OPTIONS    GRANTED TO  EXERCISE  GRANT DATE
                           GRANTED   EMPLOYEES IN   PRICE   EXPIRATION PRESENT
       NAME                 (#)(1)   FISCAL YEAR  ($/SHARE)    DATE    VALUE(2)
       ----               ---------- ------------ --------- ---------- --------
Anthony W. Deering.......    None         --           --        --         --
Jeffrey H. Donahue.......   50,000        8.2      $19.875   2-21-06   $249,500
Douglas A. McGregor......   75,000       12.3      $19.875   2-21-06   $374,250
Robert Minutoli..........   50,000        8.2      $19.875   2-21-06   $249,500
Jerome D. Smalley........   50,000        8.2      $19.875   2-21-06   $249,500

--------
(1) All of the shares were granted on February 22, 1996, and are exercisable as to 25% of the shares granted on February 22nd in each of the years 1998 through 2001.

(2) These values are based on the Black-Scholes option pricing model, which produces a per option share value of $4.99 using the following assumptions: options exercised after 7 years, stock price volatility of .28, dividend yield of 4% and an interest rate of 5.71%, which was the 7-year Treasury note rate at the time of grant. No adjustments have been made for forfeitures or nontransferability. The actual value, if any, that the executive officer will realize from these options will depend solely on the increase in the stock price over the $19.875 exercise price when the options are exercised.

  The following table summarizes information relating to stock option exercises during 1996 and the number and value of unexercised stock options previously granted to the executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                            SHARES              UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS(1)
                         ACQUIRED ON   VALUE     OPTIONS AT FY-END (#)         AT FY-END ($)
       NAME              EXERCISE (#) REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
       ----              ------------ -------- ------------------------- -------------------------
Anthony W. Deering......     None       None        150,000/75,000         $1,921,875/$928,125
Jeffrey H. Donahue......     None       None         28,886/88,614           $332,156/$1,178,469
Douglas A McGregor......     None       None        120,000/110,000        $1,558,125/$1,327,500
Robert Minutoli.........    14,534    $159,916        5,625/79,741            $71,719/$1,027,628
Jerome D. Smalley.......     7,712     $86,760       15,047/79,741           $231,893/$1,027,628

--------
(1) An "in-the-money" stock option is an option for which the market price, on December 31, 1996, of Company Common Stock underlying the option exceeds the exercise price (i.e., the market price of Company Common Stock on the date the option was granted). The value shown represents stock price appreciation since the grant date of the option.

                         COMPARATIVE STOCK PERFORMANCE

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a Peer Group of real estate companies identified below. The graph assumes that $100 is invested initially and all dividends are reinvested.

                          [LINE GRAPH APPEARS HERE]

                                      Dec-91    Dec-92    Dec-93    Dec-94    Dec-95    Dec-96
Rouse Co.                              $100      $101      $103      $116      $128      $207
S&P 500(/R/)                           $100      $108      $118      $120      $165      $203
Custom Composite Index (15 Stocks)     $100       $70       $78       $71       $75      $105


  The Peer Group consists of the following publicly traded real estate companies: Bramalea Ltd., Cambridge Shopping Centers, Catellus Development Corp., Crown America Realty Trust, Federal Realty Investment Trust, First Union Realty, Forest City Enterprises, General Growth Properties, Inc., Kimco Realty, Koger Properties, Simon Property Group, Inc., Taubman Centers, Inc., Trizec Corporation Ltd., Urban Shopping Centers, Inc. and Weingarten Realty Investment.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  With respect to all named executive officers, all stock option grants, bonus stock grants and related loans under the Company's Stock Option, Stock Bonus and Stock Incentive Plans provide that any non-vested portion of a stock option grant will vest, any remaining restrictions upon bonus stock shares will be released and any related loan balance will be forgiven if the person dies, becomes disabled, retires on or after the normal retirement age of 62 or is discharged without good cause (which is defined to include certain changes in control of the Company). If such an event were to occur with respect to an executive officer, all stock options not yet exercised, as set forth above in the table captioned "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values" (and an additional 350,000 option shares that were granted to Mr. Deering on February 25, 1997), would become vested, and the outstanding principal loan balances set forth below in "Indebtedness of Executive Officers" would be forgiven. In addition, Mr. Deering and Mr. McGregor would have forfeiture restrictions released on 171,250 and 81,250 shares, respectively, of bonus stock, and Messrs. Donahue, Minutoli and Smalley would have forfeiture restrictions released on 43,750 shares of bonus stock.

  The Company also has a severance plan available on a non-discriminatory basis to all employees, including executive officers, that provides benefits for involuntary terminations of employment, except for discharges for cause or disciplinary reasons. Severance pay generally is equal to one week's salary for each six months (or portion of six months) of service performed in the first three years of employment and one week's salary for each full or partial year worked in excess of three years. Group medical and life insurance coverage also are continued at no cost to the individual for up to 90 days.

                      INDEBTEDNESS OF EXECUTIVE OFFICERS

  In November, 1990, upon the elections of Anthony W. Deering and Douglas A. McGregor as Executive Vice-Presidents of the Company, the Board of Directors awarded Messrs. Deering and McGregor shares of Common Stock pursuant to the Company's 1990 Stock Bonus Plan. In February, 1993, upon the election of
Mr. Deering as President and Chief Operating Officer, the Board of Directors awarded Mr. Deering shares of Common Stock pursuant to the Company's 1990 Stock Bonus Plan. In September, 1993, the Board of Directors, acting pursuant to the Company's 1990 Stock Bonus Plan, awarded shares of Common Stock as incentive awards to certain of the Company's executive officers in conjunction with a reorganization of the responsibilities of senior management, which included the election of eight new Senior Vice-Presidents. In February, 1995, upon the election of Mr. Deering as Chief Executive Officer, the Board of Directors awarded Mr. Deering shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan. In February, 1996, the Board of Directors awarded Messrs. Donahue, McGregor, Minutoli and Smalley, and certain other executive officers, shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan. In addition, Mr. Goolsby was awarded shares of Common Stock contingent on the acquisition of Hughes by the Company. In connection with such grants of bonus stock and to assist the recipients in paying related tax and other obligations, the Board of Directors approved loans to such executive officers. Each loan is to be forgiven, except as to interest, in either four or five equal annual installments if the person continues to serve the Company.

  In March, 1989, the Personnel Committee of the Board of Directors granted stock options to Messrs. Kassolis, Minutoli, Riedy and Smalley (elected as Senior Vice-Presidents in 1993) pursuant to the Company's 1990 Stock Option Plan. At the same time, the Board of Directors authorized loans to each person to be made in connection with the exercise of the options. Subsequently, the terms of the options were modified by the Board or the Personnel Committee to permit, as an alternative, open market purchases of the same number of shares of Common Stock and loans in the amount of the open market purchases. Each loan is to be forgiven, except as to interest, in five equal annual installments if the person continues to serve the Company.

  The following table lists those executive officers who received loans in connection with the bonus stock grants and the stock option grants described in the two preceding paragraphs, and whose maximum indebtedness to the Company from January 1, 1996 through March 3, 1997 exceeded $60,000:

                                                                MAXIMUM PRINCIPAL  PRINCIPAL
                                                                 AMOUNT OF LOANS    AMOUNT
                                                                   OUTSTANDING     OF LOANS
                                                                   FROM 1-1-96    OUTSTANDING
 NAME OF INDIVIDUAL           RELATIONSHIP WITH COMPANY         THROUGH 3-3-97(1)  ON 3-3-97
 ------------------           -------------------------         ----------------- -----------
 Anthony W. Deering   Chairman of the Board, President and         $2,326,875     $1,265,625
                      Chief Executive Officer
 Jeffrey H. Donahue   Senior Vice-President, Chief Financial          402,656        361,093
                      Officer and Director of the Finance
                      Division
 John L. Goolsby      President and Chief Executive Officer of        500,000        333,333
                      The Howard Hughes Corporation
 Duke S. Kassolis     Senior Vice-President and Director of           480,625        433,874
                      Office and Mixed-Use Operations
 Paul I. Latta, Jr.   Senior Vice-President and Director of           472,688        431,125
                      Retail Operations
 Douglas A. McGregor  Executive Vice-President for Development        874,125        764,750
                      and Operations
 Robert Minutoli      Senior Vice-President and Director of           535,449        469,196
                      New Business
 Robert D. Riedy      Senior Vice-President and Director of           448,054        393,929
                      Retail Leasing
 Alton J. Scavo       Senior Vice-President, Director of the          392,002        350,439
                      Community Development Division and
                      General Manager of Columbia
 Jerome D. Smalley    Senior Vice-President and Director of           531,838        466,825
                      the Commercial and Office Development
                      Division
 George L. Yungmann   Senior Vice-President, Controller and           239,063        209,375
                      Director of the Controller's Division

--------
(1) Interest accrues on the principal amount of the outstanding loans and is payable on December 31st of each year. The interest rate on all the loans is 6% per year, except that the interest rate on the loans relating to the stock bonus grants that were made in September, 1993 and February, 1996 are 5.35% and 5% per year, respectively.

                                 PENSION PLAN

  The persons named in the Summary Compensation Table participate in the Company's noncontributory Pension Plan (the "Plan"), which is a career average plan. The Plan provides for a combination of "past service" benefits and "future service" benefits. The past service benefit is (i) 1.15% of the lesser of (a) the employee's Cash Compensation as defined in the Plan during 1996 or
(b) the employee's average annual Compensation or Cash Compensation for the employee's high three consecutive years of service prior to separation, in either case which is not in excess of the Social Security covered compensation level plus (ii) 1.65% of the lesser of (a) the employee's Cash Compensation during 1996 or (b) the employee's average annual Compensation or Cash Compensation for the employee's high three consecutive years of service prior to separation, in either case which exceeds the Social Security covered compensation level, multiplied by the employee's years of service prior to January 1, 1997. For each year of service commencing after December 31, 1996 (future service), the employee receives an annual benefit of (i) 1.15% of the employee's Cash Compensation which is not in excess of the Social Security covered compensation level plus (ii) 1.65% of the employee's Cash Compensation which exceeds the Social Security covered compensation level.

  The Company also maintains its Supplemental Plan primarily to provide for the payment of retirement benefits to those eligible Company employees whose pension benefit under the Pension Plan, described above, would be limited to amounts less than the Pension Plan would normally provide due to tax and pension laws enacted since 1982. The Supplemental Plan is a nonqualified, unfunded plan, and benefits are payable from the general assets of the Company. The primary purpose of the Supplemental Plan is to insure that the total retirement benefits of affected employees payable under both pension plans (the "Plans") are determined on the same basis, so that the retirement benefits to be received are no more or less than what could have been received by affected employees under the Pension Plan but for the enactment since 1982 of federal tax and pension laws limiting such benefits.

  Messrs. Deering, Donahue, McGregor, Minutoli and Smalley have, respectively,
24,   , 23,    and    credited years of service under the Plans, and their
estimated annual benefits payable under such Plans at the normal retirement age of 62 (assuming each continues to live and receives his 1997 rate of
compensation to retirement) are $   , $   , $   , $   and $   , respectively.

  All benefits payable under the Pension Plan are subject to certain limitations contained in the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The limit on annual benefits for 1996 was $150,000 as to any individual who retired at the normal retirement age.

                    DIRECTORS' FEES AND OTHER TRANSACTIONS

  Under current Company policy, an annual fee of $27,500 is paid to each director of the Company (other than Mr. DeVito) who is not employed by the Company on a full-time or other basis. The Chairman of a Board Committee receives an additional annual fee of $3,000. Each director (other than Mr. DeVito) also is paid a fee of $1,250 for attendance at any meeting of the Board and $1,000 for attendance at any meeting of a Committee of the Board or for special assignments. As discussed below, Mr. DeVito received a fee of $100,000 for his services during 1996 as Chairman of the Board of Directors, Chairman of the Executive Committee and a member of the Audit Committee and for advisory services rendered to the Company.

  Under The Rouse Company 1994 Stock Incentive Plan (the "Plan"), non-employee directors receive 5,000-share stock option grants of the Company's Common Stock upon their initial election. Each director receives an additional 1,000-share stock option grant upon reelection as a director at each subsequent annual meeting.

  The Company also provides credits to a nonqualified Company Common Stock account established for each director. In May, 1996, each director's account was credited with an amount equal to 10% of the annual fee for each prior year of service on the Board, which amount was deemed to be invested in Company Common Stock. In addition, each director receives quarterly credits to his or her account equal to 2 1/2% of the current annual fee. Upon retirement from the Board, each director is entitled to receive the value of his or her account, but no director will receive less than an amount equal to the then present value of the payments such director would have received under the directors' retirement plan that was terminated when this program was established in 1996.

  On November 30, 1994, the Company entered into an agreement with Mr. DeVito in connection with his retirement as Chief Executive Officer and retirement from employment with the Company (the "Retirement Agreement"). Under the Retirement Agreement, Mr. DeVito served as Chairman of the Board of Directors of the Company during 1996. In that capacity, Mr. DeVito presided over meetings of the Board of Directors and stockholders of the Company, served as Chairman of the Executive Committee and a member of the Audit Committee of the Board, and oversaw the Contributions Committee of the Company. Mr. DeVito also was available to consult with management of the Company and undertake certain specific advisory services at the request of the Board of Directors or the Chief Executive Officer. For his services as Chairman of the Board as described above, and in lieu of any other directors' fees, Mr. DeVito received a fee of $100,000 for 1996. The Company also provided appropriate office space and secretarial and other support to Mr. DeVito and reimbursed him for expenses incurred in connection with his responsibilities as Chairman.

  David H. Benson is a member of the Board of Kleinwort Benson Group plc (together with its subsidiaries and affiliates, "Kleinwort Benson"), and his interest in the matters described below arises solely from such position. The Company has investment banking relationships with Kleinwort Benson under which the Company maintains a revolving credit facility with Kleinwort Benson and is indebted to Kleinwort Benson for certain loans. In addition, Kleinwort Benson assists from time to time in obtaining various forms of financing for the Company.

  Rohit M. Desai is Chairman of the Board and President and the sole stockholder of Desai Capital Management Incorporated ("DCMI"), a specialized investment firm that manages assets of various institutional clients. Mr. Desai's interest in the transaction described below arises solely from these relationships, and DCMI received only its standard advisory compensation in connection with the transaction.

  On January 10, 1997, the Company purchased 325,000 shares of Company Common Stock for an aggregate price of $9,593,025 from Equity-Linked Investors, L.P. ("ELI"), an investment partnership for which DCMI is the investment manager. The purchase price for the shares was based on the average closing price of Company Common Stock for the 15 consecutive trading days ending at the close of business on January 6, 1997. The methodology for establishing the purchase price for the stock was approved by the Audit Committee of the Company's Board of Directors at its meeting on November 19, 1996. Mr. Desai, who is Chairman of the Audit Committee, was not present during the discussion or approval of the transaction by the Audit Committee.

  The Company purchased such stock in anticipation of its obligation to distribute stock under the Contingent Stock Agreement executed in connection with the acquisition of The Hughes Corporation. On March 3, 1997,

591,857 shares of Company stock were distributed to the former owners of The Hughes Corporation, which included all of the stock which the Company had acquired from ELI-I. The sale by ELI-I was a result of an ordinary wind down under the terms of the ELI partnership agreement.

  Transactions between the Company and certain companies with which Jeremiah
E. Casey is associated are described under "Compensation Committee Interlocks and Insider Participation" below.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

  During 1996, Jeremiah E. Casey, Juanita T. James, Thomas J. McHugh and Alexander B. Trowbridge served on the Personnel Committee, which Committee has certain responsibilities relating to the compensation of executive officers of the Company. See "Personnel Committee Report on Executive Officer
Compensation" above.

  Mr. Casey is Chairman of the Board of First Maryland Bancorp and its principal subsidiary The First National Bank of Maryland (the "Bank"). The Company maintains various banking relationships with the Bank involving depositary accounts, the issuance of letters of credit, the purchase of short-term, high quality money market instruments from the Bank and other cash management services. Subsidiaries and affiliates of the Company also are indebted to the Bank for certain loans. In addition, the Bank leases space at various locations in Maryland from subsidiaries and affiliates of the Company. Mr. Casey's interest in these matters arises solely from the positions he holds with the Bank and its parent, First Maryland Bancorp.

              PROPOSAL TO AUTHORIZE THE ISSUANCE OF COMMON STOCK
                 UNDER THE CONTINGENT STOCK AGREEMENT RELATING
                           TO THE HUGHES ACQUISITION

  On June 12, 1996, the Company completed the acquisition, through merger, of The Hughes Corporation and its affiliated partnership, Howard Hughes Properties, Limited Partnership (collectively "Hughes"), from the heirs of the late Howard R. Hughes, Jr. and others (collectively, the "Hughes Owners"). As part of the purchase price, the Company issued to the Hughes Owners 7,742,884 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"). In addition, the Company entered into an agreement (the "Contingent Stock Agreement") pursuant to which additional shares of Common Stock, or under certain circumstances, a new class of Company Preferred Stock denominated the Increasing Rate Cumulative Preferred Stock, par value $0.01 per share (the "Increasing Rate Preferred Stock"), may be issued to the Hughes Owners over a 14-year period ending in 2009. The number of shares of Common Stock or Increasing Rate Preferred Stock that may be issued (collectively, the "Contingent Shares") will be determined on the basis of the excess cash flow from and the appraised value of certain of the assets acquired from Hughes (the "Business Units").

  The Company believes that it is in the best economic interests of the Company and its stockholders to issue Common Stock rather than Increasing Rate Preferred Stock as Contingent Shares. The stockholder approvals requested below are necessary to assure that only Common Stock will be issued as Contingent Shares.

  The rules of the New York Stock Exchange provide that if the aggregate number of shares of Common Stock to be issued in any transaction or series of related transactions will equal or exceed 20% of the number of shares of Common Stock outstanding immediately prior to any such issuance, stockholder approval of the plan or arrangement governing the issuance of such shares must be obtained as a prerequisite to the listing on the New York Stock Exchange of any such shares exceeding the 20% limit. The aggregate number of shares that were issued to the Hughes Owners on June 12, 1996 (the "Merger Date") equal approximately 16.1% of the number of shares of Common Stock that were outstanding immediately prior to the Merger Date.

  It is very likely that the aggregate number of shares of Common Stock that may be issued in the future as Contingent Shares pursuant to the terms of the Contingent Stock Agreement, when added to the number of shares of Common Stock that were issued on the Merger Date, will equal or exceed 20% of the number of shares of Common Stock outstanding immediately prior to the Merger Date. As a result, stockholder approval is required for the issuance of shares of Common Stock under the Contingent Stock Agreement (the "Stock Issuance Approval").

  The Contingent Stock Agreement provides that if the Company is precluded for any reason from delivering shares of Common Stock that are required to be issued under the Contingent Stock Agreement, including because the Company does not obtain the Stock Issuance Approval, the Company will be required to deliver in lieu thereof shares of Increasing Rate Preferred Stock. Shares of Increasing Rate Preferred Stock are issuable only to the Hughes Owners, and no shares are currently issued and outstanding.

  As detailed below, the cost to the Company of issuing Common Stock as Contingent Shares is substantially less than the cost of issuing Increasing Rate Preferred Stock, and the holders of Increasing Rate Preferred Stock have certain veto rights that may be detrimental to the Company. Specifically, the value of the shares of Common Stock that must be issued as Contingent Shares and the related dividends are less than the value of the shares of Increasing Rate Preferred Stock that would have to be issued and the related dividends. In addition, the holders of the Increasing Rate Preferred Stock may require the Company to redeem their shares for cash, while Common Stock holders have no redemption rights. Moreover, the holders of Increasing Rate Preferred Stock have veto rights with respect to a number of important actions that the Company may wish to take, including the payment of dividends on Common Stock and the issuance of additional Preferred Stock that ranks on parity with or senior to the Increasing Rate Preferred Stock. A comparison of the significant terms of the Common Stock and Increasing Rate Preferred Stock follows:

  1. Value of Shares--Under the Contingent Stock Agreement, the Company must distribute semiannually to the Hughes Owners shares of Common Stock having a value equal to 100% of the excess cash flow from the Business Units. In addition, the assets in the Business Units will be valued at specific dates (the "Valuation Dates") ranging from five to 14 years after the Merger Date, and shares of Common Stock having an equal value must be distributed to the Hughes Owners at that time.

  If the Company is required to distribute Increasing Rate Preferred Stock, the Increasing Rate Preferred Stock must have a value equal to 125% of the excess cash flow from the Business Units and 125% of the value of the Business Units at the Valuation Dates.

  2. Dividends--The dividend on the Common Stock is determined by the Company's Board of Directors in its discretion. The annual dividend rate on the Common Stock is 3.33% based on the $.25 per share dividend declared in the first quarter of 1997 and a share price of $30.00 on March 5, 1997.

  As of March 5, 1997 the annual dividend rate of the Increasing Rate Preferred Stock would be approximately 12.5%. Dividends on the Increasing Rate Preferred Stock would initially be payable at an annual rate equal to a base rate determined by a nationally recognized investment banking firm (the "Base Rate") plus 3.5% (the "Dividend Rate"). The Base Rate would be the rate at which the Company would be able to successfully sell the Company's perpetual preferred stock at par in a private placement transaction. Alex. Brown & Sons Incorporated indicates that the Base Rate as of March 5, 1997 would be approximately 9%. The Base Rate would be reset for each dividend period, and following the first dividend payment date, the dividend rate would be increased by 0.50% on each successive dividend payment date, which could substantially increase the dividend rate over time.

  3. Veto Rights--Holders of Common Stock have none of the veto rights of the holders of the Increasing Rate Preferred Stock described below.

  While any shares of Increasing Rate Preferred Stock are outstanding, the Company must obtain the consent of the holders of at least 66 2/3% of the outstanding shares of Increasing Rate Preferred Stock or the consent of the representatives of the Hughes Owners appointed under the Contingent Stock Agreement (the "Representatives") with respect to a number of matters. Such consent must be obtained, for example, (i) to issue any capital stock of the Company ranking on a parity with ("Parity Stock") or prior to the Increasing Rate Preferred Stock as to payment of dividends or liquidation amounts; (ii) to pay cash dividends on Common Stock or any other capital stock of the Company ranking junior to the Increasing Rate Preferred Stock as to payment of dividends or liquidation amounts ("Junior Stock") or to make any other distribution on or with respect to shares of Junior Stock, (iii) to pay cash or in kind dividends on shares of Parity Stock or to make any other distribution on or with respect to Parity Stock, unless a proportionate dividend on the Increasing Rate Preferred Stock is ratably distributed or (iv) to acquire any shares of Common Stock or other Junior Stock (other than Common Stock in connection with an exchange of shares of Common Stock for shares of Increasing Rate Preferred Stock).

  4. Redemption Rights--Holders of Common Stock have no redemption rights. Holders of Increasing Rate Preferred Stock who have held such stock for one year may require the Company to redeem their shares for cash on any dividend payment date.

  SINCE IT IS IN THE BEST ECONOMIC INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS TO ISSUE COMMON STOCK RATHER THAN INCREASING RATE PREFERRED STOCK AS CONTINGENT SHARES, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE STOCK ISSUANCE APPROVAL. A resolution substantially in the form set forth as Exhibit A will be submitted to stockholders for adoption.

                      PROPOSAL TO APPROVE THE ADOPTION OF
                  THE ROUSE COMPANY 1997 STOCK INCENTIVE PLAN

  Frederic W. Cook & Co., Inc. (the "Compensation Consultant"), a leading consultant on compensation practices, has made recommendations to Management as part of an overall review of the Company's incentive compensation program. The Compensation Consultant recommended that the Company adopt a new stock incentive plan under which 5,000,000 shares of Common Stock could be issued to directors and to officers and other key employees of the Company over the next five to seven years as long-term incentive compensation.

  Consistent with the Compensation Consultant's recommendations, on February 25, 1997, the Board of Directors adopted The Rouse Company 1997 Stock Incentive Plan (the "Plan") contained in Exhibit B, subject to approval by Common Stock holders at the next Annual Meeting or any adjournment or adjournments thereof.

The Plan will supplement the Company's 1990 and 1994 stock plans, which, although they have not expired, have available only 35,000 shares for stock bonus and stock option awards. It is the judgment of the Board of Directors that stock awards made under the 1990 and 1994 Plans have been an effective and efficient means of attracting, retaining and motivating officers and other key employees.

  The Plan contains the principal features of the 1994 Stock Incentive Plan, while shifting overall responsibility for administration of the Plan to the Personnel Committee of the Board of Directors. Currently, the Personnel Committee grants stock options, while the Board makes bonus stock awards. Recent changes in Maryland corporate law make it permissible to centralize all stock compensation decisions in the Personnel Committee, and the new Plan reflects this approach. Thus, the Personnel Committee would have full discretion as Administrator of the Plan to grant bonuses of Common Stock for past services, with or without additional consideration, to key officers and certain other employees of the Company. The Administrator, in its full discretion, could establish such conditions or restrictions on the grants as it deems appropriate, such as that the grants vest only if the person continues to be employed by the Company or meets other conditions established by the Administrator. The Administrator also could provide loans in connection with stock grants.

  The Plan authorizes stock awards to officers and other key employees in the form of stock options, bonus stock, stock appreciation rights and stock-equivalent units. In addition, the Plan provides for stock option grants to the Company's non-employee directors. A maximum of 5,000,000 shares may be awarded under the Plan. The closing price of Company Common Stock on February 24, 1997 was $29.125 per share. Significant provisions of the Plan are:

    1. The number of shares of Common Stock that may be issued pursuant to the Plan will not exceed 5,000,000 shares, except that, unless the Board of Directors expressly determines otherwise, the maximum number of shares will be adjusted automatically to reflect stock dividends, stock splits, recapitalizations and the like.

    2. The Plan is to be administered by a committee of the Board (the "Personnel Committee") appointed by the Board of Directors and consisting of not less than one director. In addition, the Chairman of the Board and Chief Executive Officer, acting as a Board Committee, may grant stock options for an aggregate of up to 50,000 shares per year. This new feature would permit the Chairman of the Board and Chief Executive Officer to grant stock options to reward instances of exceptional performance by a particular employee on a timely basis.

    References in this proxy statement to the "Administrator" are to the Personnel Committee or the Chief Executive Officer, as applicable.

    3. The Administrator is authorized to determine which officers and other key employees will be granted stock awards, whether in the form of stock options, stock appreciation rights, bonus stock or stock-equivalent units. The Administrator also is to determine the number of shares covered by each award and the terms and conditions of the awards, including the vesting provisions, if any. At December 31, 1996, there were 149 officers of the Company and its affiliates and a total of approximately 200 key employees, including officers of the Company and its affiliates. Under the Plan, the Administrator has discretion to determine which employees will receive stock awards.

    4. No individual may receive awards under the Plan totaling more than 900,000 for all types of stock awards cumulatively, except that, unless the Board of Directors expressly determines otherwise, the maximum number of shares will be adjusted automatically to reflect stock dividends, stock splits, recapitalizations and the like.

    5. Except as otherwise provided in this paragraph or as may be imposed by the Administrator, the minimum vesting period is six months after the date of grant. If an award holder's employment with the Company is terminated for cause, the remaining portion of the award is canceled, including the unexercised portion of any stock option. Upon the death, disability or retirement after attaining age 62 (the normal retirement age for Company employees) of an award holder or the termination of an award holder's employment under specific circumstances defined by the Administrator (which may include a discharge without good cause, including a change in control of the Company), the entire award vests and becomes exercisable. Stock options and other awards will be transferable for the benefit of members of a grantee's immediate family.

    6. With respect to stock options, an option generally may be exercised not earlier than 6 months nor later than 10 years after the date of grant, as determined by the Administrator. An option generally is exercisable for the full term specified in the grant, except that an option is exercisable for only one year following a voluntary termination of employment other than at normal retirement or a termination of employment due to a discharge without good cause other than as a result of a reduction in force. The option price is as determined by the Administrator and is generally the fair market value of the Common Stock, which may, but need not, be based on the New York Stock Exchange ("NYSE") closing price the day before the grant. The option price may be paid to the Company by the option holder in any medium as specified by the Administrator and must be paid to the Company prior to delivery of the stock.

    7. With respect to bonus stock, shares may be issued for or without cash consideration for past services rendered to the Company or its subsidiaries or affiliates. Awards may be restricted and subject to such terms and conditions as the Administrator deems appropriate.

    8. The Administrator may grant stock appreciation rights or stock-equivalent units. Stock appreciation rights (which have been authorized in previously approved plans but have not been granted to date) enable a person to receive stock, cash or a combination of stock and cash equal to the difference between the grant price and the market value of the Common Stock on the date of exercise of the right. Stock appreciation rights thus give the holder the functional equivalent of a stock option, while eliminating the need for a recipient to finance the exercise of an option. Stock-equivalent units (which also have not been granted to date) enable a person to receive stock, cash or a combination of stock and cash equal to a specific number of shares of Common Stock. Stock-equivalent units thus may be the functional equivalent of either bonus stock grants or stock options.

    9. In the Administrator's discretion, vesting of a stock award may be based on the Company's performance with respect to one or more of the following business criteria (or the functional equivalent thereof) relating to the Company, or any division or subdivision thereof: Earnings Before Depreciation and Deferred Taxes from Operations, Earnings Before Depreciation and Deferred Taxes from Operating Properties, Income from Operations, Current Value Shareholders' Equity, revenues, land sales, acquisitions or dispositions of assets, corporate liquidity, financing activities, budgets, leasing and development projects. This provision is in response to potential federal tax law limitations affecting the deductibility of compensation expense relating to the Chief Executive Officer and the four other most highly compensated Company employees. Stock awards that meet certain requirements, including vesting based on pre-established objective performance goals, are exempt from the deductibility limitations.

    10. The Company or any of its subsidiaries or affiliates may lend money to any officer or employee or guarantee a loan from a third party to an officer or employee in connection with a stock award.

    11. The Administrator may offer an award holder the opportunity to surrender an award for cancellation and receive, in return, securities of the Company or cash, or any combination thereof for such payment as the Administrator specifies.

    12. Unless the Administrator determines otherwise, an employee may have the Company retain or accept a sufficient number of shares of Common Stock or other securities issued by the Company in connection with the grant or exercise of an award, a sale of the underlying shares or the receipt or forgiveness of a related loan to satisfy the Company's tax withholding obligations or the employee's tax liabilities with respect to such transactions.

    13. With respect to non-employee directors, stock options may be granted under Article VII of the Plan on the same terms as under the 1994 Stock Incentive Plan. Article VII establishes fixed rules for the timing, pricing and amount of options to be granted. Each new director will initially be granted an option to purchase 5,000 shares of Common Stock on the date of his or her election. Upon re-election at each annual meeting, each director will be granted an additional option to purchase 1,000 shares of Common Stock.

    The exercise price of options that are granted to directors will be the fair market value of Common Stock based on the NYSE closing price the day before the grant. The minimum vesting period will be six months, except that options will automatically vest upon death, disability, retirement as a director at age 70 or a change in control of the Company. The exercise period generally will be 10 years. All terms of the option other than the timing, pricing and amount of options to be granted to non-employee directors will be determined by the Administrator.

    14. The Administrator may amend, modify or terminate the Plan or waive any of its provisions, subject to the limitations contained in Article IX of the Plan.

    15. The Plan becomes effective as of February 25, 1997 and terminates as of February 25, 2007, but any stock awards granted prior to termination may be exercised according to their terms.

  On February 25, 1997, the Board of Directors granted options for a total of 632,400 shares of Common Stock under the Plan to officers of the Company (including options for 100,000 shares to Anthony W. Deering, Chairman of the Board, President and Chief Executive Officer of the Company) and other key employees. In addition, under the terms of the Plan as described in paragraph 13 above, each of the 11 non-employee directors will receive an option grant for 1,000 shares upon his or her re-election at the next annual meeting and at each subsequent annual meeting. All option grants described in this paragraph are subject to the approval of the Plan by the stockholders at the next Annual Meeting.

  With the exception of the option grants described in the immediately preceding paragraph, it has not been determined at this time who will be selected to receive stock awards or the amount of stock to be awarded to any person other than the non-employee directors. The Administrator will make these determinations on the basis of the individual's responsibilities, his or her present and potential contribution to the success of the Company as indicated by an evaluation of the position occupied and past, present and expected future performance, and other relevant factors. Among those who qualify as recipients are officers and other key employees in executive, administrative, professional and technical positions of the Company and its subsidiaries and affiliates.

  A resolution substantially in the form set forth as Exhibit C will be submitted to stockholders for adoption.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION.

                    TAX ASPECTS--1997 STOCK INCENTIVE PLAN

  The following is a brief summary of the significant aspects of current federal income tax treatment under the Internal Revenue Code of 1986 (the "Code") and regulations promulgated thereunder of the stock options, stock appreciation rights, bonus stock awards and stock-equivalent units that may be granted under the 1997 Stock Incentive Plan. This summary does not cover the federal tax effects if the described conditions are not met.

  Incentive Stock Options: Incentive stock options under the Plan are intended to meet the requirements of Section 422 of the Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise of the option, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and the Company will be allowed no deduction as a result of such exercise, if the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of the Company or a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. The three-month period is extended to one year in the event of disability and is waived in the event of death of the employee. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

  If the option holder fails to comply with the employment requirement discussed above, the option will be treated as a non-qualified stock option, the tax consequences of which are described below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the exercise price. Any additional gain will be long-term or short-term capital gain, depending upon whether or not the shares were held for more than one year following the date of exercise. If the option holder is treated as having received ordinary income because of this failure to comply with either condition above, an equivalent deduction will be allowed to the Company in the same year.

  Non-Qualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a non-qualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. Option holders subject to Section 16 of the Securities Exchange Act of 1934 generally will recognize income at the time the option is exercised; however, under limited circumstances such an option holder may not recognize income until six months after the grant date of the option or another non-exempt transaction in the Common Stock of the Company. The option holder's basis in such shares will be the fair market value on the date income is realized, and when he or she disposes of the shares, he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

  Stock Appreciation Rights: The grant of a stock appreciation right will not result in income tax consequences to the Company or to the grantee. A grantee who exercises a stock appreciation right will realize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received on the date of exercise, and the Company will be entitled to a deduction in the same amount.

  Stock Awards: Stock awards (or bonus stock awards) granted under the Plan and paid in Common Stock generally will constitute ordinary income to the recipient and a deductible expense to the Company, in the year paid if the stock is then transferable and not subject to forfeiture restrictions or in the first year in which transfer or forfeiture restrictions lapse unless the participant elects to recognize income in the year the stock is received by making a timely election under Section 83(b) of the Code. Unless such an election is made, the amount of the taxable income and corresponding deduction for the Company will be equal to the fair market value of the stock on the date the restrictions lapse. Stock awards structured as stock equivalent units and payable in cash or in Common Stock will be treated for federal income tax purposes in substantially the same manner as stock appreciation rights.

  Deductibility of Certain Executive Compensation Expense Under Federal Tax
Laws: Under certain circumstances, the Code disallows compensation deductions in excess of $1,000,000 for any year with respect to the Company's Chief Executive Officer and its four other most highly compensated officers. Compensation payable under certain performance-based compensation arrangements is not subject to the deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before amounts are paid.

  The Company expects that this provision will not limit its tax deductions for executive compensation under the Plan in the near term. In addition, as noted in the Personnel Committee Report on Executive Compensation above, the Personnel Committee of the Board of Directors has determined that, if the Company's shareholders approve the Plan at the 1997 Annual Meeting of Shareholders, the provisions of the Plan should enable the Company to comply, to the extent deemed desirable, with the Code's requirements for performance-based compensation with respect to stock awards made under the Plan.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  The Company provides all stockholders with the opportunity, under certain circumstances and consistent with SEC Rule 14a-8, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the annual meeting of stockholders to be held in May, 1998. To enable management adequately to analyze and respond to proposals and to prepare appropriate proposals for presentation in the Company's Proxy Statement for the 1998 annual meeting, any such proposal must be received by the Company by December 15, 1997, addressed to the attention of its Secretary at its principal place of business in Columbia, Maryland.

                              ACCOUNTING MATTERS

  The Board of Directors first appointed KPMG Peat Marwick LLP as its auditors in December, 1956. The audit services rendered by KPMG Peat Marwick LLP for the fiscal year ended December 31, 1996 included: examination of the financial statements of the Company and its subsidiaries, review of unaudited quarterly financial information, consultation in connection with the preparation of the Annual Report to Stockholders and the filing of the Form 10-K Annual Report with the Securities and Exchange Commission, issuance of reports of compliance with debt and other agreements, and consultation with Company personnel on accounting and related matters.

  Representatives of KPMG Peat Marwick LLP will attend the Annual Meeting of Stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions submitted by stockholders.

                                 OTHER MATTERS

  Management is not aware of any other matters that will be brought before the meeting. If any matters properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the meeting or any adjournment or adjournments thereof, the proxy holders will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.

                                   EXHIBIT A

  The Board of Directors recommends a vote FOR the following resolution:

  RESOLVED, that The Rouse Company (the "Company") is authorized to issue Common Stock, par value $0.01 per share (the "Common Stock"), of the Company under the Contingent Stock Agreement, effective as of January 1, 1996, by the Company in favor of and for the benefit of the Holders and the Representatives (as such terms are defined therein) in amounts equal to or in excess of
(i) shares having 20% of the voting power outstanding immediately prior to June 12, 1996 and (ii) shares in excess of 20% of the number of shares of Common Stock outstanding immediately prior to June 12, 1996.

                                   EXHIBIT B

                               THE ROUSE COMPANY
                           1997 STOCK INCENTIVE PLAN

                                    PURPOSE

  The purpose of The Rouse Company 1997 Stock Incentive Plan (the "Plan") is to advance the interests of The Rouse Company (together with all present and future subsidiaries and affiliates which meet the definition of "subsidiary" contained in Section 424(f) of the Internal Revenue Code of 1986 (the "Code"), or any successor provision thereto, referred to as the "Company") and its stockholders by affording its directors, officers and key employees, upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of its business, with the additional incentives arising from increased opportunity for equity ownership in the Company. Awards granted under the Plan may consist of options, stock appreciation rights ("Rights") or stock awards. Awards may be granted separately or in tandem with any other type of award.

                                   ARTICLE I

                                ADMINISTRATION

  (a) The administrator of the Plan or any portion of the Plan (the "Administrator") shall be the Board of Directors or such committee or committees (referred to individually and in the aggregate as the "Committee") of not less than one director as may be appointed by the Board of Directors from time to time to administer all or certain portions of the Plan. The Administrator of the awards under the Plan initially shall be the Personnel Committee of the Board of Directors (the "Personnel Committee"), provided, however, that the Chief Executive Officer of the Company, serving as a one-person Committee of the Board of Directors, is authorized to make awards under Articles IV and V of the Plan with respect to an aggregate of up to 50,000 shares of Common Stock (as defined below) per year.

  (b) Subject to the express provisions of the Plan, the Administrator shall have the authority:

    (1) to determine the individuals to whom and the time or times at which awards under the Plan shall be made, the number of shares to be covered by each award and all other terms and conditions of the awards;

    (2) to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to it;

    (3) to determine the terms and provisions of the respective documents evidencing awards under the Plan (which need not be identical);

    (4) except as provided in Article VII, to determine, for purposes of the Plan, the fair market value (the "Fair Market Value") at any time of a share of the Company's common stock (the "Common Stock"), such determination of Fair Market Value to be in accordance with such standard as the Administrator by rule of general application or specific determination selects as reasonably representative of the fair market value of the Common Stock, but in no case less than par value. The Fair Market Value may, but need not, be equal to the last sale price, regular way, for Common Stock for the business day immediately preceding the date the option is granted or the determination otherwise is made, as reported on the New York Stock Exchange composite tape or, if the Company's Common Stock is not traded on the New York Stock Exchange, on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National

  Market System, or the exchange on which the Company's Common Stock is principally traded or, if no such sale price is reported for such day, the first preceding business day for which a sale price for Common Stock is reported;

    (5) to accelerate the time in which such award may be exercised, to waive, in whole or in part, any restriction with respect to such award, including with respect to any option or Right issued under the Plan, any restriction with respect to the exercisability of such award, and to amend or modify any award in any manner not inconsistent with the terms of the Plan at the time of such amendment or modification, provided that no such modification or amendment may materially adversely affect the terms of any award without the consent of the holder thereof;

    (6) to offer to an award holder the opportunity, at such time and on such terms and conditions as the Administrator prescribes, to surrender his or her award to the Company for cancellation and to receive in consideration therefore or in lieu thereof, other awards, cash, securities of the Company or a combination thereof, as the Administrator determines; and

    (7) to make all other determinations and to take all other actions deemed necessary or advisable for the administration of the Plan.

  (c) The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it deems advisable, including by telephone. A majority of its members shall constitute a quorum. All decisions of the Committee shall be made by a majority of those present, whether in person or by telephone. Any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting if a written consent to such action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. The effective date of any decision shall be the actual date of the decision, unless the Committee establishes a different effective date, which may be either before or after the actual date of the decision. The Committee may appoint a secretary (who may, but need not be a member of the Committee), shall keep minutes of its meetings, and shall make such rules and regulations for the conduct of its business as it deems advisable including changes to the rules and regulations set forth above.

  (d) No member of the Board of Directors or the Committee shall be liable for any action or determination made under the Plan in good faith, nor for any matter as to which the Company's charter limits the liability of directors. Such members shall be entitled to indemnification and reimbursement in the manner provided in the Company's charter or bylaws and under any directors' and officers' liability insurance coverage that is in effect from time to time.

                                  ARTICLE II

                           PARTICIPATION IN THE PLAN

  (a) Except as provided in Article VII, participation in the Plan shall be limited to such officers and other key employees of the Company as the Administrator designates.

  (b) Directors who are not employees of the Company shall be eligible to participate in the Plan as provided in Article VII.

                                  ARTICLE III

                       COMMON STOCK SUBJECT TO THE PLAN

  (a) Subject to the provisions of Sections (c), (d) and (e) of this Article, the maximum number of shares of Common Stock that may be issued under the Plan shall be 5,000,000 shares. The total number of shares of Common Stock subject to issuance under the Plan, and any balance remaining unoptioned or unawarded, shall be reserved for those purposes during the life of the Plan.

  (b) Subject to the provisions of Sections (d) and (e) of this Article, during the term of the Plan, no person shall be eligible to receive under this Plan an award or awards for, in the aggregate, more than 900,000 shares of Common Stock.

  (c) Except with respect to option grants under Article VII, the exercise or purchase price for any award shall be payable (i) in U.S. dollars in cash or by wire transfer, check, bank draft or money order payable to the Company,
(ii) in the discretion of the Administrator, through the delivery of Common Stock or other securities issued by the Company with a Fair Market Value on the date the award is exercised or purchased equal to the total amount due,
(iii) by a combination of the methods described in (i) and (ii), or (iv) through such other means as may be acceptable to the Administrator. No shares shall be delivered until full payment of any amount due has been made to the Company. A holder of an award shall have none of the rights of a stockholder until the shares are issued to him.

  (d) Unless the Administrator expressly determines otherwise, if the capital stock of the Company changes as a result of stock dividends, stock splits, split-ups, recapitalization or the like, proportionate adjustments shall automatically be made in the maximum number of shares of Common Stock authorized for awards under Section (a) of this Article, the number and kind of shares reserved for awards under the Plan, the number, kind and price of shares covered by outstanding awards, the maximum number of shares under Section (b) of this Article that may be awarded to any one person, and the minimum number of shares as to which options and Rights shall be exercisable at any one time. Fractional shares resulting from any such adjustment shall be eliminated. Unless the Administrator expressly determines otherwise, any adjustments under this Section (d) shall be effective on the effective date of the event giving rise to such adjustment.

  (e) If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities or property (including cash) of the Company or of another corporation for any reason, including by reason of reorganization, merger, sale or transfer of all or substantially all of the Company's assets to another corporation, or exchange of shares or consolidation, the Administrator shall make appropriate adjustments in the number and kind of shares, other securities or property for which awards may be granted under the Plan, including the maximum number that may be granted to any participant and the number and kind of shares to be covered by options granted pursuant to Article VII. In addition, the Administrator shall make appropriate adjustments in the number, kind and price of shares, other securities or property as to which outstanding awards shall be exercisable or payable. If any event giving rise to an adjustment involves an election afforded stockholders to receive cash or some security or other property, then such adjustment shall be made as if only cash were available to stockholders; the amount of cash used in determining the appropriate adjustment shall be the amount of cash per share provided by such election or such higher per share amount, if any, as the Administrator determines to be the fair market value of the security or other property available to stockholders pursuant to the election. Unless the Administrator expressly determines otherwise, any adjustment or determination made by the Administrator under this Section (e) shall be effective on the effective date of the event giving rise to such adjustment or determination and shall be conclusive when made by the Administrator.

  (f) If for any reason an award or portion of an award expires or is terminated, surrendered for any reason, canceled, forfeited or paid in cash, the number of shares of Common Stock covered by the award or portion of the award shall be restored to the number of shares available for awards under the Plan as if the award or portion of the award had never been issued. If the exercise price or the amount of taxes due with respect to any award or portion of an award is paid by the holder thereof in shares of Common Stock or by the withholding of shares of Common Stock issued or issuable in connection with such award, then the number of such shares received or withheld by the Company shall be restored to the number of shares available for awards under the Plan. Notwithstanding the foregoing, any shares of Common Stock which have been issued under the Plan or which are received or withheld by the Company in connection with any award, and any shares which were subject to any award that was surrendered as a result of the exercise of any related or tandem award, shall not be available for issuance of any award intended to qualify as an incentive stock option under Section 422 of the Code.

                                  ARTICLE IV

                                    OPTIONS

  The Administrator in its discretion may grant options to any individual who is eligible to participate in the Plan on such terms and conditions as it shall, in its discretion, deem advisable. Options granted under this Article IV may be either incentive stock options intended to qualify under Section 422 of the Code or non-qualified stock options not intended to so qualify, provided, however, that only employees of the Company are eligible to receive incentive stock options under the Plan. Unless the Administrator, in its sole discretion, provides otherwise, the terms and conditions of option grants to employees shall include the following:

    (a) An option shall not be exercisable in whole or in part for at least six months from the date of grant.

    (b) The option exercise price per share shall be the Fair Market Value of a share of Common Stock.

    (c) An option shall vest in its entirety upon the employee's death, disability, retirement from the Company after attaining age 62 (the normal retirement age under the Company's Pension Plan) or termination of employment under circumstances specified by the Administrator (which may include a discharge without good cause, including a change of control of the Company).

    (d) An option generally shall be exercisable for not more than 10 years from the date of grant and shall be subject to earlier termination as provided in the Plan or under the terms of the option grant as established by the Administrator. An option generally shall be exercisable for the full term specified in the grant, except that an option shall be exercisable for only one year following a voluntary termination of employment other than at normal retirement or a termination of employment due to a discharge without good cause other than as a result of a reduction in force. If an employee's employment is terminated for cause, all unexercised rights under his or her option or options shall expire on the date of such termination.

    (e) An option may be exercised from time to time during the option period in whole or in part, but not as to less than ten shares at any one time. An employee shall exercise an option in whole or in part by giving written notice to the Secretary of the Company of his or her intention to purchase such shares, specifying the number of shares and the date that the purchase is to occur.

                                   ARTICLE V

                           STOCK APPRECIATION RIGHTS

  The Administrator, in its sole discretion, may grant Rights to any employee who is eligible to participate in the Plan. A grant of Rights shall be evidenced by documentation containing such terms and conditions as the Administrator shall establish, including the following unless the Administrator, in its sole discretion, provides otherwise:

    (a) A Right may relate to a specific option or portion of an option and may be granted to the option holder at any time prior to the exercise of such option. The Administrator may fix such waiting periods and exercise dates for Rights as it deems appropriate, provided that generally no Right shall be exercisable prior to six months from the date of the grant of the Right or after the expiration of any option to which it relates.

    (b) A Right shall entitle the holder to receive a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the Fair Market Value on the grant date of one share of Common Stock, times
  (ii) the number of shares specified by the Right, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of a Right may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of a Right the holder is to receive payment in shares of Common Stock, the number of shares shall be determined by dividing the amount of such payment by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

    (c) A Right may be exercised by giving written notice to the Secretary of the Company. As soon as practicable following receipt of such notice, the Company shall, without transfer or issue tax, deliver to the person exercising the Right a certificate or certificates for such shares or, when so directed by the Administrator, make the required cash payment, or both. The date the Company receives written notice of an exercise is the exercise date.

                                  ARTICLE VI

                                 STOCK AWARDS

  (a) The Administrator, at any time and from time to time, may authorize the issuance of Common Stock for past services rendered and at no cost, or for such payment as the Administrator shall determine, to any employee who is eligible to participate in the Plan. An award of Common Stock may be denominated in shares of Common Stock or stock-equivalent units, and may be paid in Common Stock, in cash, or in a combination of Common Stock and cash.

  (b) Stock awards may be granted in lieu of a cash bonus or any other compensation otherwise payable to an employee, either at the election of the Administrator or, under rules approved by the Administrator, at the election of an employee entitled to participate in the Plan.

  (c) The Administrator, in its sole discretion, shall establish the terms and conditions of all stock awards, including the employees who shall be granted stock awards, the timing of each grant, the circumstances under which an award may be forfeited, canceled or terminated, and whether Common Stock issued pursuant to an award will be restricted or unrestricted. The Administrator may permit an individual to have the Company retain or accept a sufficient number of shares of Common Stock in connection with the receipt of a stock award, the lapse of restrictions with respect to a stock award, the payment of a stock award, the sale of Common Stock or the receipt or forgiveness of a loan relating to a stock award, to satisfy the Company's tax withholding obligations or an employee's tax liabilities with respect to such transactions.

                                  ARTICLE VII

                    OPTION GRANTS TO NON-EMPLOYEE DIRECTORS

  (a) Each director who is not an employee of the Company ("Non-Employee Director") who is first elected to the Board of Directors after the effective date of this Plan shall be granted an option to purchase 5,000 shares of Common Stock on the date of his or her election. In addition, each Non-Employee Director shall be granted an option to purchase 1,000 shares of Common Stock on each date on which he or she is re-elected as a Non-Employee Director.

  (b) The Administrator shall establish the terms and conditions of each option granted under this Article VII, including the following:

    (1) An option shall not be exercisable in whole or in part until six months from the later of (i) the date of the Annual Meeting of Stockholders of the Company, or any adjournment thereof, at which the Plan is approved or (ii) the date of the grant.

    (2) The option exercise price per share shall be the Fair Market Value of a share of Common Stock, which, solely for purposes of this Article VII, shall be equal to the last sale price, regular way, for Common Stock for the business day immediately preceding the date such option is granted as reported on the New York Stock Exchange composite tape or, if the Company's Common Stock is not traded on the New York Stock Exchange, on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System, or the exchange on which the Company's Common Stock is principally traded, or, if no sale price is reported for such day, the first preceding business day for which a sale price for Common Stock is reported.

    (3) An option shall vest in its entirety upon the option holder's death, disability or attainment of age 70 (the mandatory retirement age for directors of the Company) or upon a change of control of the Company.

    (4) An option generally shall be exercisable for not more than 10 years from the date of grant.

    (5) When an option becomes exercisable, it may be exercised from time to time during the option period in whole or in part, but not as to less than 10 shares at any one time. An option holder shall exercise an option in whole or in part by giving written notice to the Secretary of the Company of his or her intention to purchase such shares, specifying the number of shares and the date that the purchase is to occur.

    (6) The option exercise price shall be payable (i) in U.S. dollars in cash or by wire transfer, check, bank draft or money order payable to the Company, (ii) through the delivery of Common Stock or other securities issued by the Company with a Fair Market Value, determined, to the extent possible, in a manner consistent with Section (b)(2) above, equal to the total amount due, or (iii) by a combination of the methods described in (i) and (ii).

                                 ARTICLE VIII

                               PERFORMANCE GOALS

  The Administrator may, in its sole discretion, cause awards granted under the Plan to be conditioned upon, vest or become payable on account of the attainment of performance goals established by the Administrator based on one or more of the following business criteria (or the functional equivalent thereof) relating to the Company, or any division or subdivision thereof:

    (a) Earnings Before Depreciation and Deferred Taxes ("EBDT") from
  Operations;

    (b) EBDT from Operating Properties;

    (c) Income from Operations;

    (d) Current Value Shareholders' Equity;

    (e) Revenues;

    (f) Land sales;

    (g) Acquisitions or dispositions of assets;

    (h) Corporate liquidity;

    (i) Financing activities;

    (j) Budgets;

    (k) Leasing; and

    (l) Development projects.

                                  ARTICLE IX

                         AMENDMENT AND DISCONTINUANCE

  The Administrator may amend, modify or discontinue the Plan or waive any of its provisions, except that no such amendment, modification, waiver or discontinuance shall revoke or alter the terms of any valid award previously granted in accordance with the Plan without the consent of the award holder. To the extent necessary to comply with any provision of the Code, no action by the Administrator that materially modifies the Plan shall become effective without the approval of the Company's stockholders, except as the Administrator may otherwise expressly determine.

                                   ARTICLE X

                              LOAN AUTHORIZATION

  The Administrator may authorize the Company or its subsidiaries or affiliates to grant loans or to guarantee loans from a third party to employees who are holders of awards in conjunction with such awards, upon such terms as the Administrator, in its sole discretion, deems appropriate.

                                  ARTICLE XI

                                 MISCELLANEOUS

  (a) The proceeds from the sale of Common Stock pursuant to the Plan shall be used by the Company for its general corporate purposes.

  (b) A holder of an award shall have none of the rights of a stockholder until the shares are issued to him.

                                  ARTICLE XII

                        EFFECTIVE DATE AND TERM OF PLAN

  The effective date of the Plan shall be February 25, 1997, subject to the approval by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting of the Stockholders of the Company to be held on May 15, 1997, or any adjournment thereof. The term of the Plan shall be ten years, and the Plan will terminate on February 25, 2007, unless sooner terminated by the Administrator.

                                   EXHIBIT C

  The Board of Directors recommends a vote FOR the following resolution:

  RESOLVED, that The Rouse Company 1997 Stock Incentive Plan (as set forth in Exhibit A attached to the Proxy Statement accompanying the Notice of Annual Meeting of Stockholders of The Rouse Company) is approved.

                               THE ROUSE COMPANY
              Proxy Solicited on Behalf of the Board of Directors
                 Annual Meeting of Stockholders--May 15, 1997

        The undersigned holder of the Common Stock of The Rouse Company (the "Company") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated ______, 1997, and hereby constitutes and appoints Anthony W. Deering, Chairman of the Board, President and Chief Executive Officer of the Company, and Bruce I. Rothschild, Vice-President, General Counsel and Secretary of the Company, or either of them acting singly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 15, 1997, and at any adjournment or adjournments thereof:

        The Board of Directors recommends a vote FOR the election of all nominees for directors.

        (a)  Election of Directors  [_] FOR all nominees    [_] WITHHOLD VOTE ON
                                        (except as marked       all nominees
                                        to the contrary below)  listed below

David H. Benson, Jeremiah E. Casey, Anthony W. Deering, Rohit M. Desai, Mathias
J. DeVito, Juanita T. James, William R. Lummis, Thomas J. McHugh, Hanne M. Merriman, Roger W. Schipke, Alexander B. Trowbridge and Gerard J.M. Vlak.

Instructions: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

-------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL (B) BELOW.
                                                ---

        (b) Consideration of a proposal by the Board of Directors to approve the issuance of Common Stock under the Contingent Stock Agreement entered into in connection with the acquisition of The Hughes Corporation and Howard Hughes Properties, Limited Partnership in amounts exceeding 20% of the number of shares of Common Stock outstanding immediately prior to such acquisition.

            FOR [_]               AGAINST [_]                   ABSTAIN [_]

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL (C) BELOW.
                                                ---

        (c) Consideration of a proposal by the Board of Directors to approve The Rouse company 1997 Stock Incentive Plan.

            FOR [_]               AGAINST [_]                   ABSTAIN [_]

        (d) IN THEIR DISCRETION on such other matters as may properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

                         (continued on reverse side)

        Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing of this proxy. In the absence of specific instructions, proxies will be voted FOR the election of Directors; in accordance with the Board of Directors' recommendations, FOR Proposals (b) and
(c) above; and in the best discretion of the proxy holders as to any other matters.



                                            Dated:________________________, 1997

                                            ______________________________(SEAL)

                                            ______________________________(SEAL)
                                                         Signature



                                            (Execute proxy exactly as your name
                                            appears on this form. If stock is
                                            registered in more than one name,
                                            each joint owner should sign. When
                                            signing as trustee, executor or
                                            other fiduciary, please so
                                            indicate.)